Exhibit 99.1

FOR IMMEDIATE RELEASE

Friday, February 16, 2018

Codorus Valley Bancorp, Inc.

Establishes Charitable Foundation

YORK, Pa. – On February 13, 2018, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, approved the formation of a charitable foundation to be known as the PeoplesBank Charitable Foundation.

The Board also approved initial funding for the Foundation in the amount of $500,000. Larry Miller, Chairman, President and CEO of the Corporation said “in light of the reduction in the corporate tax rate commencing in 2018 from approximately 35% to 21% as a result of the enactment of the Tax Cuts and Jobs Act, the Board felt it appropriate to further the Corporation’s charitable activities in our community by the establishment and funding of the Foundation.” The Foundation will make a public announcement when it is prepared to start accepting requests for charitable contributions.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA – Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com